News Release
Investor Contact:
Kory Arthur
+1 603.766.7401
karthur@spragueenergy.com

Sprague Resources LP Announces Chief Accounting Officer Retirement and Appointment
Portsmouth, NH (May 15, 2018) - Sprague Resources LP (“Sprague”) (NYSE: SRLP) announced today that John W. Moore is retiring from his position as Vice President, Chief Accounting Officer of its General Partner, a position he has held since 2011. Mr. Moore will remain with Sprague until August 9, 2018 to assist with the transition of his responsibilities. “I would like to thank John for his twenty years of outstanding service at Sprague,” said Gary Rinaldi, Chief Operating Officer and Chief Financial Officer. “John embodies Sprague’s culture and values, and has been an instrumental part of our partnership’s growth and success over the years, and will leave a lasting impression on our organization. We are deeply indebted to John and wish him happiness in the next phase of his life.”
Sprague also announced that R.J. Kory Arthur will replace Mr. Moore as Vice President, Chief Accounting Officer of its General Partner. Mr. Arthur has been with Sprague for 10 years. His responsibilities have included Internal Audit, Investor Relations and Credit, in addition to serving as Assistant Treasurer. Prior to joining Sprague, Mr. Arthur worked in public accounting at Deloitte and he has held various senior financial and commercial management positions at Irving Oil and World Fuel Services. He is a Certified

Public Accountant and earned a Bachelor’s degree in Business Administration from the University of New Brunswick, and a Master’s degree in Business Administration from Southern New Hampshire University. “Kory is a highly valued member of our team. During his time at Sprague, he has proven to be extremely capable in a number of roles, and his broad finance and accounting experience, and deep understanding of our business requirements positions him well for continued success as he takes on this new challenge,” commented Mr. Rinaldi.
About Sprague Resources LP
Sprague Resources LP is engaged in the purchase, storage, distribution and sale of refined petroleum products and natural gas. The partnership also provides storage and handling services for a broad range of materials. More information concerning Sprague can be found at www.spragueenergy.com.
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